EXHIBIT 99.1

Emclaire Financial Corp Appoints Milissa Bauer and Robert W. Freeman to Board of Directors

EMLENTON, Pa., Nov. 21, 2014 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton (the "Bank"), today announced the appointment of Milissa Bauer and Robert W. Freeman to the Boards of Directors of the Company and the Bank, effective January 1, 2015.

"We are pleased to welcome Milissa and Robert to our Boards of Directors. Their broad backgrounds and varied experience will add valuable insight to our boards," said William C. Marsh, Chairman, President and Chief Executive Officer of the Company and the Bank. "We appreciate their willingness to serve as directors and look forward to the perspective they bring to the boards."

Milissa Bauer has served as Executive Vice President of the Kriebel Companies since August 2008. Kriebel is a family owned business located in Clarion, Pennsylvania involved in the development of shallow conventional natural gas reserves. Ms. Bauer has been with Kriebel since 1990. She currently manages day-to-day relationships with Kriebel's partners and many of the day-to-day operations at Kriebel. Her responsibilities include partner relations, financial and tax-related information and filings, marketing and delivering of natural gas to end users and special projects. Active in child-advocacy organizations, she is a founding member and co-chairperson of the Children's Scholarship Fund of Pennsylvania. Milissa is a member of the Pennsylvania Independent Oil and Gas Association, the Treasurer of the Pennsylvania Independent Oil & Gas Association, and a Trustee for Clarion University of Pennsylvania, where she holds the office of Secretary. She is also a board member of the Clarion County YMCA.

Robert W. Freeman is a partner in Beaconfield Consulting Group LLC, a management consulting firm located in Lancaster, Pennsylvania that provides governance, project management, process improvement and leadership consulting services to various industries, including Fortune 500 companies. Mr. Freeman has a broad financial management and information technology background. Previously, he served as Vice President of IT at Phillips Pet Food Supplies in Easton, Pennsylvania and prior to that as Chief Financial Officer of Iron Mountains, LLC in Morgantown, Pennsylvania. Mr. Freemen held senior management and analyst positions with IBM Global Services and Hershey Foods Corporation before joining Iron Mountains, LLC.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating fifteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania. The Company's common stock is quoted on and traded through the NASDAQ Stock Market under the symbol "EMCF." For more information, visit the Company's website at "www.emclairefinancial.com."

CONTACT: William C. Marsh
         Chairman of the Board, President and
         Chief Executive Officer

         Phone: (844) 767-2311
         Email: investor.relations@farmersnb.com